CREDIT SUISSE

The Cushing® 30 MLP Index ETN: An Income Alternative for US Investors

Liquidity

Transparency

Diversification

Cushing® 30 MLP Index ETN
Ticker: MLPN

For More Information, please visit
www.credit-suisse.com/notes

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009, to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

The Exchange Traded Notes linked to the Cushing® 30 MLP Index (the "ETNs") provide investors with exposure to 30 equally-weighted, publicly traded master limited partnerships ("MLPs") which hold mid-stream energy infrastructure assets in North America.

- May pay a variable quarterly coupon, subject to fees. Current coupon as of August 9, 2010 is 5.88%.
- Exposure to multiple energy infrastructure MLPs via a central investment.
- Equal weighting allows increased diversification and reduces company specific risk.
- No exposure to the upstream and shipping MLPs which may have increased commodity sensitivity since the Cushing® 30 MLP Index (the "Index") only tracks mid-stream MLPs.
- Holders of the ETNs will not receive IRS Form K-1s from underlying MLPs.

An investment in the ETNs and particularly an investment linked to the Index, has unique risks and you should become familiar with these risks prior to making your investment decision.

The ETNs are senior-unsecured debt securities issued by Credit Suisse AG, acting through its Nassau Branch. Investors can trade the ETNs on the NYSE Arca at market price.